Exhibit 4.1

CONFIDENTIAL SEVERANCE AGREEMENT AND MUTUAL RELEASE
This Confidential Severance Agreement and Mutual Release (“Agreement”) is made as of July 30, 2018 (the “Effective Date”) by and between William Welch (“Welch”), a resident of San Diego, CA, and Trovagene, Inc. (“Trovagene” or the “Company”), which is located at 11055 Flintkote Ave., San Diego, CA 92121 (collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
WHEREAS, Welch agreed to an Employment Agreement with the Company, dated May 6, 2016 (the “Employment Agreement”) and a Stock Award Agreement with the Company, dated August 15, 2017 (the “Stock Award Agreement”);
WHEREAS, Welch’s employment at the Company terminated on June 22, 2018;
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Company may have against Welch and that Welch may have against the Company and any of the Company Releasees (as defined below) including, but not limited to, any and all claims arising out of or in any way related to any alleged employment relationship or separation between Welch and the Company;
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Welch hereby agree as follows:
COVENANTS
1.Recitals. The foregoing recitals are hereby incorporated into and made a part of the Parties’ covenants and Agreement.
2.Consideration. The consideration that all Parties give and receive for this Agreement shall be the mutual releases, the Severance Payment, and other terms and conditions contained herein.
3.No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims. No action taken by the Parties hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Party of any fault or liability whatsoever to another Party or to any third party.
4.Severance Payment. Without any admission of liability whatsoever, the Company has paid Welch $70,055.65, less applicable federal, state, local and other payroll deductions, representing his unpaid salary up to June 22, 2018 and will pay Welch $350,000.00, less applicable federal, state and local tax withholdings, on the eighth day after the date of execution of this Agreement and shall be paid by wire transfer of same day funds to an account or accounts specified in writing by Welch (with any changes to such account to be provided to the Company in writing).
5.Release of Claims by the Company. In consideration for, among other terms, Welch’s release of claims pursuant to Section 6, the Company hereby fully, forever, irrevocably, and unconditionally releases, remises, and forever discharges Welch from all claims, charges, complaints, causes of action, and suits of any kind that, whether presently known or unknown, suspected or unsuspected, arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement.
This release does not release Welch from any obligations incurred under this Agreement. This release does not release Welch from any continuing obligations to the Company surviving under his Employment Agreement to the extent they are not inconsistent with the terms of this Agreement, including but not limited to his obligations with respect to the Restrictive Covenants set forth in Section 14 of the Employment Agreement. This release does not release claims that cannot be released as a matter of law. The Company represents that it has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. The Company and Welch agree that, by entering into this Agreement, the Company does not waive rights or claims that may arise after the date this Agreement is executed.

6.Release of Claims by Welch. In consideration for, among other terms, the Severance Payment and the release of claims pursuant to Section 5, Welch, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully, forever, irrevocably and unconditionally releases, remises, and discharges the Company and each of its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Company Releasees”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature whether presently known or unknown, suspected or unsuspected, that Welch may possess against any of the Company Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:
a.any and all claims relating to or arising from any alleged board member and/or employment relationships between Welch and the Company and any alleged termination of such relationships;
b.any and all claims for payment of any additional compensation as a result of his employment at the Company or under the Employment Agreement and Stock Award Agreement, except as provided for herein;
c.any and all claims for payment of “Severance” under Section 9 of the Employment Agreement;
d.any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
e.any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;
f.any and all claims for violation of the Federal or any state constitution;
g.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
h.any and all claims relating to, or arising from, Welch’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; and
i.any and all claims for attorneys’ fees and costs.
Welch agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, including the insurance and indemnification provisions in Section 26 of this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Welch’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Welch the right to recover any monetary damages against the Company; Welch’s release of claims herein bars Welch from recovering such monetary relief from the Company). Welch represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. The Company and Welch agree that, by entering into this Agreement, Welch does not waive rights or claims that may arise after the date this Agreement is executed.

7.Acknowledgment of Waiver of Claims under ADEA. Welch acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Welch agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Welch acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Welch was already entitled. Welch further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Welch from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Welch signs this Agreement and returns it to the Company in less than the 21-day period identified above, Welch hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Welch acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
8.California Civil Code Section 1542. The Parties acknowledge that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The Parties, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.
9.Payment of Salary and Receipt of All Benefits. Welch acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Welch, subject to Welch’s right to continue health care coverage under COBRA. Welch expressly waives any right to seek reimbursement for any premiums related to continuing health coverage under COBRA.
10.Survival of Prior Covenants. Notwithstanding anything herein, Welch and the Company agree that Paragraph 14 of the Employment Agreement shall remain in full force and effect, with exception that Welch is not prohibited to own more than 2% of the shares of any public or private companies.
11.Representation Regarding Return of Company Property, Confidential Information, and Trade Secrets. As a material inducement to enter this Agreement, Welch represents and warrants that he has returned all Company property, including any items, documents, or files containing Company confidential and/or proprietary information, trade secrets, or other intellectual property. Welch expressly agrees to keep confidential, and not hereafter disclose to any person, firm, corporation, governmental agency, or other entity, any trade secret, proprietary information, or confidential information of the Company, including, but not limited to, information relating to trade secrets, processes, methods, pricing, pricing strategies, customer lists, customer contacts, marketing plans, product introductions, advertising or promotional programs, sales, its financial health, and other confidential business matters.
12.Representation Regarding Disclosure of Material, Non-Public Information. Welch represents and warrants that, except under NDA with a reasonable expectation the information would not be further disclosed or used for a basis for trading in the Company’s stock, he has not disclosed any material, non-public information obtained as result of his employment to any shareholder of the Company or other third party.
13.Confidentiality. Except as required for SEC reporting purposes, the Parties agree to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Severance Information”). The Parties agree that they will not publicize, directly or indirectly, any Severance Information. Except as required by law, the Parties may disclose Severance Information only to the Court in any proceedings to enforce the terms of this Agreement, attorney(s), accountants, and any professional tax advisors to the extent that they need to know the Severance Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Severance Information to all other third parties. To the extent it is reasonably necessary for business purposes, the Parties are authorized to disclose that all disputes between the Parties known as of the Effective Date of this agreement have been fully resolved.
14.No Cooperation. Welch agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints related directly or indirectly to the matters released in Section 6 of this Agreement by any third party against any of the Company Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Welch agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints related directly or indirectly to the matters released in Section 6 of this Agreement against any of the Company Releasees, Welch shall state no more than that he cannot provide counsel or assistance.
15.Non-Disparagement. The Parties each agree to refrain from any disparagement, defamation, libel, or slander of any of each other, and agree to refrain from any tortious interference with the contracts and relationships of any of the other. Welch agrees to refrain from any disparaging statements about the Company or any of the other Releasees including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company. Welch shall direct any inquiries by potential future employers to the Company’s human resources department. The Company agrees to provide Welch with a neutral reference, and that upon inquiry, Company will only inform any individual or company inquiring about Welch (a) the period of Welch’s employment; and (b) the last position held by Welch at the Company. Notwithstanding the foregoing, Company shall be allowed to publicly disclose that Welch’s employment with Company has ended and Welch has left to pursue other opportunities, and that Welch shall waive all claims, actual or potential, related to such permitted disclosure.
16.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the Disputes and the preparation of this Agreement.
17.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Welch represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
18.No Representations. The Parties each represent that they have had an opportunity to consult with an attorney, and have carefully read and understand the scope and effect of the provisions of this Agreement. No Party has relied upon any representations or statements made by any other Party that are not specifically set forth in this Agreement.
19.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Welch concerning the subject matter of this Agreement and Welch’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Welch’s relationship with the Company, including his Employment Agreement, except as expressly indicated herein.
20.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
21.Attorneys’ Fees. In the event that any Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
22.No Oral Modification. This Agreement may only be amended in a writing signed by each of the Parties hereto.
23.Cooperation.    The Company agrees with Welch that the lock-up provisions of Section 9 of the Stock Award Agreement are hereby terminated and the Company will cooperate with the Company’s transfer agent in connection with the removal of the legend on Common Stock Certificate number T00661, and provide such consents or take such commercially reasonable actions as may be required to remove such legend beginning on the eighth day after the date of execution of this Agreement.
24.Breach. In addition to the rights provided in the “Attorneys’ Fees” section above, Welch acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Welch challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any surviving provision of the Employment Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Welch under this Agreement and to obtain damages, except as provided by law.
25.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Welch or made on his behalf under the terms of this Agreement. Welch agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Welch further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Welch’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
26.Survival of D&O Insurance Coverage and Indemnification.
a.Insurance. To the extent that the Company maintains any errors and omissions or other liability insurance covering officers and directors (“Insurance”), Welch shall continue to be covered under such policy or policies for the periods that he is or was serving as an employee, officer, director or consultant of or to the Company or any subsidiary or affiliate in accordance with the terms of such Insurance. However, nothing herein shall in any way require the Company to continue to maintain any Insurance; provided, that the Company shall provide to Welch notice of any material modification (including a copy of such modification) or termination of Insurance.
b.Indemnification. Notwithstanding any provisions of this Agreement to the contrary, the terms of any indemnification agreement or provision applicable to Welch by reason of the fact that he is or was serving as an employee, officer, director or consultant of or to the Company or any subsidiary or affiliate shall survive his termination of employment and any expiration or termination of this Agreement. Notwithstanding the terms of any indemnification agreement, the Company shall continue to indemnify Welch for his prior services to the Company or at the Company’s request to another entity to the maximum extent permitted under California law, and to pay or reimburse reasonable expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of California, provided, that Welch shall be required to repay any advanced amounts if the standard of conduct for indemnification thereunder is not met.
27.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. The Parties consent to personal and exclusive jurisdiction and venue in the state or federal courts located in San Diego, California.
28.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
29.Voluntary Execution of Agreement. Welch understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Welch acknowledges that:

a)	he has read this Agreement;

b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

d)	he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

WILLIAM WELCH, an individual
Dated: July 30 , 2018	/s/ William Welch
William Welch

TROVAGENE, INC., a Delaware Corporation
Dated: July 30 , 2018	/s/ Thomas Adams
Thomas Adams Interim Chief Executive Officer